Exhibit 99.1

ReposiTrak Delivers Earnings Per Share of $0.08, Grows Recurring Revenue 6% in Fiscal Third Quarter

Onboarding of Traceability Customers Continues to Accelerate; Company Ends Quarter with $24.5 Million in Cash, No Debt

Salt Lake City, UT – May 15, 2024 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the third fiscal quarter (“FQ3 2024”) ended March 31, 2024.

Third Quarter Financial Highlights:

●	Third quarter total revenue increased 5% to $5.1 million from $4.8 million.
●	Recurring revenue increased 6%, net of the planned elimination of high-touch, low-opportunity revenue, to $5.1 million from $4.8 million, representing approximately 99% of total revenue.
●

Quarterly operating expense increased 15% to $3.8 million from $3.3 million. The third fiscal quarter last year included approximately $1 million in an Employee Retention Credit (“ERC”), reducing general and administrative expenses.

●

Quarterly operating income decreased 17% to $1.3 million from $1.5 million last year. Excluding the non-recurring ERC credit in the third fiscal quarter last year, operating income would have increased approximately $800,000 year-over-year.

●

Quarterly GAAP net income decreased 7% to $1.6 million from $1.7 million last year. Excluding the non-recurring ERC credit in the third fiscal quarter last year, net income would have increased approximately $900,000 year-over-year.

●

Quarterly net income to common shareholders was $1.4 million, down 7% from $1.5 million last year. Excluding the non-recurring ERC credit in the third fiscal quarter last year, net income to common shareholders would have increased approximately $900,000 year-over-year.

●	Quarterly EPS of $0.08, unchanged from the prior year.
●	During the quarter, the Company redeemed 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995.
●	The Company finished the quarter with $24.5 million in cash and no bank debt.

Randall K. Fields, Chairman and CEO of ReposiTrak commented, “We continue to add new retailers and suppliers to the ReposiTrak Traceability Network. Revenue from traceability now represents approximately 5% of our consolidated revenue, on an annualized basis, and we are more confident than ever that Traceability will double our revenue over the next three years. The production facilities in hand that have been already been implemented, and those in the queue to be implemented in the ReposiTrak Traceability Network (RTN), already exceed our initial estimates for the market size and represents an annual recurring revenue (ARR) that is expected to double our revenue base over the next three years.”

“Meanwhile, we continue to maintain robust profitability, returning capital to shareholders in the form of a cash dividend, redeeming preferred shares, all while growing our cash balances,” added Fields. “This approach will not change. ReposiTrak is the clear leader in the rapidly unfolding traceability industry, as evidenced by our market share, industry endorsements, and the near-term investments are already beginning to lead to higher revenue, earnings, and cash as the FSMA 204 deadline is right around the corner.”

Third Fiscal Quarter Financial Results (three months ended March 31, 2024, vs. three months ended March 31, 2023):

Total revenue was up 5% to $5.08 million as compared to $4.82 million in the prior-year third quarter. Total operating expenses were $3.82 million, up 15% compared to $3.30 million last year. General and administrative expenses increased by 48%. GAAP net income was $1.55 million compared to $1.66 million. Net income to common shareholders was $1.42 million, or $0.08 per diluted share, compared to $1.52 million, or $0.08 per diluted share.

Year-to-Date Financial Results (nine months ended March 31, 2024, vs. nine months ended March 31, 2023):

Total revenue was up 7% to $15.27 million as compared to $14.30 million in the prior-year period. Total operating expense was $11.57 million, up 12% compared to $10.37 million last year. The third fiscal quarter last year included non-recurring Employee Retention Credit benefit of approximately $1 million, reducing the year-ago operating expense. Inclusive of the impact of this credit in the year-ago quarter, GAAP net income was $4.38 million compared to $4.21 million. Net income to common shareholders was $3.95 million, or $0.22 per basic and $0.21 per diluted share, compared to $3.77 million, or $0.20 per basic and $0.20 per diluted share last year.

Return of Capital:

In the third quarter of fiscal 2024, the Company redeemed another 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. The remaining amount of the preferred share redemption is $7.46 million. As previously announced, the Company anticipates redeeming all of its preferred shares issued and outstanding over the next three years. In addition, the Company has approximately $8 million remaining on the $21 million total common share buyback authorization.

In September 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). In November 2023, the Board of Directors approved a 10% increase in the quarterly cash dividend, to 6.6 cents per share annually, or 1.65 cents per share quarterly, commencing with the December 2023 dividend.

Balance Sheet:

The Company had $24.5 million in cash and cash equivalents at March 31, 2024, compared to $24.0 million at June 30, 2023. The Company had nothing drawn on its working line of credit as of March 31, 2024 or June 30, 2023.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Wednesday, May 15, 2024

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-300-8521

Toll/International 1-412-317-6026

Conference ID: 10188893

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Wednesday, May 15, 2024, 7:15 p.m. ET

Replay Expiry: Saturday, June 15, 2024, at 11:59 PM ET

Replay Pin Number: 10188893

About ReposiTrak

ReposiTrak (NYSE:TRAK), formerly Park City Group, provides retailers, suppliers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc., Park City Group d/b/a ReposiTrak, or ReposiTrak (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City Group annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	March 31, 2024	June 30, 2023
Assets
Current Assets
Cash and cash equivalents	$24,452,680	$23,990,879
Receivables, net of allowance for doubtful accounts of $226,198 and $170,103 at March 31, 2024 and June 30, 2023, respectively	3,776,472	2,523,019
Contract asset – unbilled current portion	147,520	186,959
Prepaid expense and other current assets	451,041	573,763
Total Current Assets	28,827,713	27,274,620

Property and Equipment, net	591,724	986,300

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	6,677	36,282
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	265,726	310,796
Customer relationships	164,250	262,800
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	463,036	698,281
Total Other Assets	21,914,041	22,322,511

Total Assets	$51,333,478	$50,583,431

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$510,412	$431,387
Accrued liabilities	1,390,232	1,620,000
Contract liability – deferred revenue	2,466,262	1,903,001
Operating lease liability – current	62,725	58,771
Notes payable and financing leases – current	215,274	219,262
Total Current Liabilities	4,644,905	4,232,421

Long-Term Liabilities
Operating lease liability – less current portion	215,676	263,047
Notes payable and financing leases – less current portion	-	206,032
Total Liabilities	4,860,581	4,701,500

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at March 31, 2024 and June 30, 2023;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 72,216 and 212,402 shares issued and outstanding at March 31, 2024 and June 30, 2023, respectively	722	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,221,527 and 18,309,051 issued and outstanding at March 31, 2024 and June 30, 2023, respectively	182,218	183,093
Additional paid-in capital	65,277,419	67,732,887
Accumulated other comprehensive loss	(31,006)	-
Accumulated deficit	(18,962,710)	(22,042,427)
Total Stockholders’ Equity	46,472,897	45,881,931
Total Liabilities and Stockholders’ Equity	$51,333,478	$50,583,431

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023

Revenue	$5,084,866	$4,824,101	$15,270,729	$14,295,091

Operating expense:
Cost of services and product support	831,912	840,272	2,571,533	2,539,618
Sales and marketing	1,349,838	1,239,946	4,119,716	3,667,017
General and administrative	1,352,197	916,237	3,978,798	3,392,056
Depreciation and amortization	288,576	305,864	897,479	771,030
Total operating expense	3,822,523	3,302,319	11,567,526	10,369,721

Income from operations	1,262,343	1,521,782	3,703,203	3,925,370

Other income (expense):
Interest income	350,691	275,941	925,297	554,299
Interest expense	(8,036)	(9,771)	(21,956)	(52,481)
Unrealized gain (loss) on short term investments	5,429	35,068	48,071	(3,753)
Other gain	-	-	-	70,047
Income before income taxes	1,610,427	1,823,020	4,654,615	4,493,482

(Provision) for income taxes:	(60,000)	(160,000)	(274,491)	(280,006)
Net income	1,550,427	1,663,020	4,380,124	4,213,476

Dividends on preferred stock	(134,345)	(146,611)	(427,567)	(439,833)

Net income applicable to common shareholders	$1,416,082	$1,516,409	$3,952,557	$3,773,643

Weighted average shares, basic	18,194,000	18,394,000	18,194,000	18,408,000
Weighted average shares, diluted	18,954,000	18,751,000	18,874,000	18,702,000
Basic income per share	$0.08	$0.08	$0.22	$0.20
Diluted income per share	$0.08	$0.08	$0.21	$0.20

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Nine months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$4,380,124	$4,213,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	897,479	771,030
Amortization of operating right-of-use asset	45,070	43,019
Stock compensation expense	260,853	315,216
Bad debt expense	225,000	1,200,000
(Increase) decrease in:
Accounts receivables	(1,439,014)	86,972
Long-term receivables, prepaids and other assets	751	655,391
Increase (decrease) in:
Accounts payable	79,025	(309,812)
Operating lease liability	(43,417)	(39,777)

Accrued liabilities	(58,391)	122,744
Deferred revenue	563,261	7,631
Net cash provided by operating activities	4,910,741	7,065,890

Cash flows from investing activities:
Purchase of property and equipment	(17,532)	(133,944)
Capitalization of software costs	-	(769,243)
Purchase of marketable securities	(31,006)	-
Net cash (used in) investing activities	(48,538)	(903,187)

Cash flows from financing activities:
Net (decrease) in lines of credit	-	(2,590,907)
Common Stock buyback/retirement	(1,515,574)	(981,194)
Redemption of series B-1 preferred	(1,499,990)	-
Proceeds from employee stock plan	111,839	92,728
Dividends paid	(1,286,657)	(993,037)
Payments on notes payable and capital leases	(210,020)	(209,748)
Net cash used in financing activities	(4,400,402)	(4,682,158)

Net increase (decrease) in cash and cash equivalents	461,801	1,480,545

Cash and cash equivalents at beginning of period	23,990,879	21,460,948
Cash and cash equivalents at end of period	$24,452,680	$22,941,493

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$317,944	$264,486
Cash paid for interest	$11,711	$52,481
Cash paid for operating leases	$54,606	$53,015

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$445,980	$256,977
Dividends accrued on preferred stock	$427,567	$439,833